Exhibit 99.1

Wejo and Virtuoso Acquisition Corp. Announce Additional Financing Arrangements

Related to Upcoming Merger

New Forward Purchase Agreement with Apollo For Up to $75 Million

Mason Stevens Provides Additional PIPE Investment

Bringing Total Financing to $128.5 Million

Manchester, England and New York – November 10, 2021 — Wejo Group Limited (“the Company” or “Wejo”), a global leader in connected vehicle data, and Virtuoso Acquisition Corp. (“Virtuoso”) (NASDAQ: VOSO), a publicly traded special purpose acquisition company, today announced two agreements to secure additional financing arrangements related to their proposed merger through which Wejo expects to become a publicly listed company:

●	Forward Purchase Agreement. An affiliate of Wejo has entered into a forward purchase agreement, a derivate transaction, for up to 7.5 million shares of Virtuoso with a value of up to $75 million, with funds managed by affiliates of Apollo (“Apollo”). Additional information on the forward purchase agreement will be filed with the SEC on Form 8-K.

●	New PIPE Investment. Virtuoso has also entered into an agreement with Mason Stevens, an Australia-based institution offering managed account solutions across multi-assets and multi-currencies, under which Mason Stevens make will an investment of $3.5 million as part of the Private Investment in Public Equity (PIPE) financing, bringing the total financing to $128.5 million. Mason Stevens brings important long-term support from the Asia-Pacific region and joins other institutional and strategic PIPE investors in Wejo, including Microsoft, Palantir Technologies, General Motors, and Sompo.

Richard Barlow, Founder and Chief Executive Officer of Wejo, said, “As we approach the completion of our merger with Virtuoso Acquisition Corp. and our public listing, we are delighted to have arranged this additional financing, which is a validation by highly regarded global investors of the considerable momentum we have built in our business and our future growth opportunities. The combination of our PIPE, cash in trust, and Apollo’s forward purchase agreement, ensures we have significant capital for the future to invest in product and technology development, global distribution of our products and services, OEM onboarding, and accelerating our marketplace growth.”

Rob Givone, Partner at Apollo, stated, “We are excited to support this transaction with Wejo, a global market leader in connected vehicles. Wejo has established relationships with major OEMs and related Tier 1 automotive suppliers, and has received strategic investments from blue-chip companies such as GM, Microsoft, and Palantir. w. We believe that Wejo will be well positioned to become the independent third-party platform servicing both drivers and OEMs and creating innovative automobility solutions.”

Wejo has achieved many notable commercial milestones since the announcement of the merger in May 2021:

●	Total vehicles on the Wejo platform have increased 20% to nearly 12 million thanks to increased supply from Wejo’s OEM partners.

●	Total data captured through Wejo’s connected vehicle platform has increased to over 17 billion data points per day that Wejo collects in real time.

●	Wejo Studio, the company’s software subscription solution for its marketplaces, was launched in October.

●	Significant progress has been made in strategic partnerships with Microsoft, Palantir, Hella Gutmann Solutions and several others.

●	Creation of a business solutions with Hella to address vehicle health and safety issues.

●	Continuing to add new leading-edge customers, including Microsoft’s Mapping division.

●	Expanding partnerships with fleet operators and truck companies.

●	A SaaS solution on Palantir Foundry, enabling EV charging companies to license Wejo data and interact directly with Foundry’s eMobility offering – accelerating the deployment of EV charging infrastructure.

Tim Lee, Chairman of Wejo, added, “We are very pleased by the growing momentum at Wejo as we continue to deliver vital solutions that demonstrate the significant ability of connected vehicles to solve society’s most-critical transportation challenges. Our achievements are reflected in the strong growth and development of our business, and by the leading companies that have invested in Wejo and are collaborating with us on a range of mission-critical projects. We are excited for Wejo’s next chapter as a public company and to continue utilizing data to create insights with wide-reaching benefits.”

About Wejo

Wejo is a global leader in connected vehicle data, revolutionizing the way we live, work and travel by transforming and interpreting historic and real-time vehicle data. The company enables smarter mobility by organizing trillions of data points from 11.8 million vehicles and more than 58 billion journeys globally, across multiple brands, makes and models, and then standardizing and enhancing those streams of data on a vast scale. Wejo partners with ethical, like-minded companies and organizations to turn that data into insights that unlock value for consumers. With the most comprehensive and trusted data, information and intelligence, Wejo is creating a smarter, safer, more sustainable world for all. Founded in 2014, Wejo employs more than 250 people and has offices in Manchester in the UK and in regions where Wejo does business around the world. For more information, visit: www.wejo.com.

About Virtuoso

Virtuoso Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more businesses. Virtuoso is led by Jeffrey D. Warshaw, Chairman and CEO, and Michael O. Driscoll, Chief Financial Officer. For more information, visit: www.virtuosoacquisition.com.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Virtuoso Acquisition Corp.’s (“Virtuoso”) and Wejo Limited’s, a private limited company incorporated under the laws of England and Wales with company number 08813730 (“Wejo”) actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Virtuoso’s and Wejo’s expectations with respect to future performance and anticipated financial impacts of the proposed business combination, the satisfaction or waiver of the closing conditions to the proposed business combination, and the timing of the completion of the proposed business combination.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially, and potentially adversely, from those expressed or implied in the forward-looking statements. Most of these factors are outside Virtuoso’s and Wejo’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Agreement and Plan of Merger (the “Merger Agreement”); (ii) the outcome of any legal proceedings that may be instituted against Virtuoso, Wejo Group Limited, a company incorporated under the laws of Bermuda (the “Company”) and/or Wejo following the announcement of the Merger Agreement and the transactions contemplated therein; (iii) the inability to complete the proposed business combination, including due to failure to obtain approval of the stockholders of Virtuoso, certain regulatory approvals, or the satisfaction of other conditions to closing in the Merger Agreement; (iv) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (v) the impact of the COVID-19 pandemic on Wejo’s business and/or the ability of the parties to complete the proposed business combination; (vi) the inability to obtain or maintain the listing of the Company’s common shares on the Nasdaq Stock Market following the proposed business combination; (vii) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (viii) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of Wejo to grow and manage growth profitably, and retain its key employees; (ix) costs related to the proposed business combination; (x) changes in applicable laws or regulations; and (xi) the possibility that Wejo, Virtuoso or the Company may be adversely affected by other economic, business, and/or competitive factors. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Virtuoso’s most recent filings with the SEC and is contained in the Company’s preliminary Form S-4 (the “Form S-4”), which was filed on July 16, 2021 (as amended on September 7, 2021, October 1, 2021, October 7, 2021 and October 18, 2021), including the preliminary proxy statement/prospectus expected to be filed in connection with the proposed business combination. All subsequent written and oral forward-looking statements concerning Virtuoso, Wejo or the Company, the transactions described herein or other matters and attributable to Virtuoso, the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Each of Virtuoso, Wejo and the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based, except as required by law.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Virtuoso, the Company or Wejo, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or exemptions therefrom.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, a preliminary registration statement on Form S-4 was filed by the Company with the SEC on July 16, 2021 (as amended on September 7, 2021, October 1, 2021, October 7, 2021 and October 18, 2021), which was declared effective by the SEC on October 22, 2021. The Form S-4 included preliminary proxy statements to be distributed to holders of Virtuoso’s common stock in connection with Virtuoso’s solicitation for proxies for the vote by Virtuoso’s stockholders in connection with the proposed business combination and other matters as described in the Form S-4, as well as a prospectus of the Company relating to the offer of the securities to be issued in connection with the completion of the business combination. A definitive proxy statement/prospectus and other relevant documents have been mailed to Virtuoso’s stockholders of record as of October 14, 2021, the record date established for the special meeting of stockholders relating to the proposed transaction. Virtuoso, Wejo and the Company urge investors, stockholders and other interested persons to read the Form S-4, including the proxy statement/prospectus incorporated by reference therein, as well as other documents filed with the SEC in connection with the proposed business combination, as these materials contain important information about Wejo, Virtuoso, and the proposed business combination. Such persons can also read Virtuoso’s final prospectus dated January 21, 2021 (SEC File No. 333-251781), for a description of the security holdings of Virtuoso’s officers and directors and their respective interests as security holders in the consummation of the proposed business combination. After the Form S-4 has been declared effective, the definitive proxy statement/prospectus will be mailed to Virtuoso’s stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of such documents, without charge, at the SEC’s website at www.sec.gov, or by directing a request to: Virtuoso Acquisition Corp., 180 Post Road East, Westport, CT 06880, or (203) 227-1978. These documents can also be obtained, without charge, at the SEC’s web site (http://www.sec.gov).

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Participants in the Solicitation

Virtuoso, Wejo, the Company and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Virtuoso’s stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Virtuoso’s directors and executive officers in Virtuoso’s final prospectus dated January 21, 2021 (SEC File No. 333-251781), which was filed with the SEC on January 26, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Virtuoso’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the proposed business combination when available. Information concerning the interests of Virtuoso’s and Wejo’s participants in the solicitation, which may, in some cases, be different than those of Virtuoso’s and Wejo’s equity holders generally, is set forth in the proxy statement/prospectus relating to the proposed business combination.

Contacts

For Wejo

Media:

Mark Semer/Sam Cohen

Gasthalter & Co.

(212) 257-4170

wejo@gasthalter.com

Investors:

Tahmin Clarke

(201) 554-7328

tahmin.clarke@wejo.com

Idalia Rodriguez

Arbor Advisory Group

investor.relations@wejo.com

For Virtuoso Acquisition Corp.

Jeffrey D. Warshaw

(203) 571-6161

jeff@virtuosoacquisition.com

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